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                               PURCHASE AGREEMENT

         East West Securities Company, Inc. (the "Fund"), a Maryland corporation, and Douglas P. Krause (the "Purchaser"), hereby agree as follows:

         1. The Fund hereby offers and the Purchaser hereby purchases ten (10) shares of common stock (hereinafter known as "Shares") at a price of $ 100 per Share. The Purchaser hereby acknowledges purchase of the Shares and the Fund hereby acknowledges receipt from the Purchaser of funds in the amount of $1,000 in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Fund.

         2. The Purchaser represents and warrants to the Fund that the Purchaser is purchasing for the Purchaser's own account and not with a view to or for sale in connection with any distribution of the security.

         IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 24th day of July, 2000.



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Attest:                                     EAST WEST SECURITIES COMPANY, INC.

 /s/ Mary Woo                               By: /s/ Julia S. Gouw
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                                            Title: President
                                                  --------------------------------------

Attest:

 /s/ Mary Woo                               By: /s/ Douglas P. Krause
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                                               Douglas P. Krause
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